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                                                                   EXHIBIT 10(c)


                           NATIONAL GAS & OIL COMPANY
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                    THE SUMMARY OF SALARY ADMINISTRATION PLAN
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                  In 1992 the Company retained an independent compensation
consultant to assess the Company's compensation program and to compare the Company's compensation against that of other companies in the natural gas industry. The independent consultant recommended, and the Board of Directors approved, a compensation program comprised of base salary and incentive compensation. Beginning in 1992, the base salary component of any executive's compensation is determined in accordance with a Salary Administration Plan which categorizes employees, including executive officers, into relative job positions. The category into which any particular job position is classified is determined based upon competitive levels, organizational structure and reporting relationships, the nature of each position and the perceived internal value of each position. Each category is assigned a salary range containing a minimum, midpoint and maximum salary figure. It is anticipated that the minimum, midpoint and maximum salary figures will be adjusted periodically to reflect, for example, competitive trends in the industry, changes in the Company's organization and Company fiscal performance. The level of compensation earned by each employee within the range of that employee's job category will vary depending upon the level of experience and individual performance of the employee.





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